Darling International Inc.

News Release
May 13, 2003

DARLING INTERNATIONAL INC. ANNOUNCES
2003 FIRST QUARTER RESULTS

      Irving, Texas , May 13, 2003:     Darling International Inc. (AMEX:DAR) reported sales and earnings for its 2003 fiscal first quarter ended March 29, 2003 as compared to the same period of the prior year.

       For the 2003 first quarter, the Company's net sales grew 17.0% to $68.7 million as compared to $58.7 million for the 2002 first quarter. Increases in finished product prices and finished products purchased for resale accounted for the majority of the $10.0 million net sales increase.

       For the 2003 first quarter, the Company reported net income of $3.4 million as compared to $0.6 million for the 2002 comparable period. The $2.8 million increase in net income for 2003, resulted from increases in net sales, a reduction in depreciation and amortization and interest expense, which more than offset increases in cost of sales, selling, general and administrative expense, and income taxes.

       Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and proteins. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to food service establishments.

       The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on May 12, 2003, Darling stock closed at $2.15 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets and its ability to negotiate satisfactory ongoing arrangements with its senior lenders. Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling's Form 10-Qs, the most recent filed November 12, 2002; Form 10-K filed March 26, 2003; and Darling's Proxy Statement filed April 17, 2003. Darling undertakes no obligation to update any forward-looking statements made in this media release. }

Darling International Inc.

Consolidated Operating Results
For the Periods Ended March 29, 2003 and March 30, 2002
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                                       Three Months Ended
                                                     ------------------------------------------------
                                                                                        $ Change
                                                         March 29,      March 30,       Favorable
                                                           2003           2002         (Unfavorable)
                                                     -------------   -------------   ----------------
Net sales ............................................   $ 68,651      $ 58,679         $  9,972
   Costs and expenses:
    Cost of sales and operating expenses .............     51,050        43,745           (7,305)
    Selling, general and administrative expenses .....      8,520         7,158           (1,362)
    Depreciation and amortization ....................      3,657         4,088              431
                                                          -------       -------          -------
        Total costs and expenses .....................     63,227        54,991           (8,236)
                                                          -------       -------          -------
        Operating income .............................      5,424         3,688            1,736
                                                          -------       -------          -------
Other income (expense):
     Interest expense ................................       (492)       (3,885)           3,393
     Other, net ......................................        583           734             (151)
                                                          -------       -------          -------
             Total other income (expense) ............         91        (3,151)           3,242
                                                          -------       -------          -------
Income from continuing operations before income taxes       5,515           537            4,978
Income taxes .........................................     (2,096)            -           (2,096)
                                                          -------       -------          -------
        Income from continuing operations ............      3,419           537            2,882
        Income from discontinued operation, net of tax          -            46              (46)
                                                          -------       -------          -------
Net income ...........................................      3,419           583            2,836
Preferred dividends and accretion (1).................       (355)            -             (355)
                                                          -------       -------          -------
        Net income applicable to common shareholders .   $  3,064      $    583         $  2,481
                                                          =======       =======          =======
Basic and diluted income per share:
         Continuing operations .......................   $   0.05      $   0.04
         Discontinued operations .....................          -             -
                                                          -------       -------
                     Total ...........................   $   0.05      $   0.04
                                                          =======       =======

(1)  Preferred dividends accrued were $156,000 during the three months ended March 29, 2003.
Accretion of the preferred stock discount was $199,000 during the three months ended
March 29, 2003.

FOR MORE INFORMATION CONTACT: John O. Muse, Executive Vice President of Finance and Administration, or Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300